BT OFFICE PRODUCTS INTERNATIONAL, INC.
                              Riverwalk, Suite 590
                            2150 East Lake Cook Road
                             Buffalo Grove, IL 60089

                                 August 11, 1997



Mr. Richard C. Dubin
512 Bonhomme Woods
St. Louis, MO   63132


Dear Richard:

         This letter will confirm our mutual agreement regarding the terms and conditions of your appointment to act as the Executive Vice President of BT OFFICE PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the "Company"), and President, BT Office Products North America, of the Company. This letter constitutes an agreement between you and the Company.

          1. The term of your appointment (the "Term") with the Company shall commence as of the date hereof and shall continue until December 31, 1999, unless renewed or sooner terminated pursuant to the provisions set forth below. During the Term, you will act as Executive Vice President of the Company and President, BT Office Products North America, of the Company, reporting to the Chief Executive Officer of the Company. In such capacity, you agree to perform such services and duties as the Chief Executive Officer or the Board of Directors of the Company may direct, consistent with your position as a senior executive officer; notwithstanding the foregoing, in performing such services and duties, you will not be required, without your consent, to relocate your residence from the location which you now reside. You agree to serve the Company in such capacity faithfully and to the best of your ability, on a full time basis, and to diligently and competently perform your services and duties during your appointment hereunder.

2. During the Term, you will be entitled to receive the following compensation and benefits:

                   (a) Your base salary will be at the rate of $325,000 per annum, which shall be subject to applicable withholding taxes and authorized deductions and payable in accordance with the payroll policies of the Company in effect from time to time.

                   (b) For each year of the Term, you shall be eligible to receive an annual bonus of up to sixty percent (60%) of your annual base salary based on achievement of certain financial criteria and targets as determined annually by the Company's Board of Directors. You will be entitled to earn an annual bonus for the 1997 calendar year calculated on a pro rata basis in accordance with the bonus plan in effect during the period of time you were President, Midwest Region and President, BT Office Products North America, respectively, provided, that such annual bonus shall not be less than the amount you would have earned under your 1997 bonus plan for the Midwest Region. Attachment A hereto sets forth the bonus criteria and targets relating to your 1997 bonus under this letter agreement.

                   (c) You will be entitled to receive such medial, paid vacation, hospitalization and life insurance benefits as are provided generally to employees of the Company in accordance with the personnel policies of the Company in effect from time to time.
                   (d) You will be reimbursed for all reasonable and customary business related expenses incurred by you in performing your duties hereunder, upon receipt of reasonably itemized vouchers and documentation as required by the Internal Revenue Code and Company policy.

                   (e) You will be entitled to an aggregate annual perk allowance of $25,000 (taxable), which may be applied to, among other things, the lease of a Company automobile(s), including the expenses of maintenance, fuel and insurance, and annual membership fees and dues for country clubs and civic organizations. Your annual perk allowance for the 1997 calendar year shall be an amount equal to $19,167, less the amount previously charged to your perk allowance during the period January 1 to August 11, 1997.


                   (f) So long as you do not move your permanent residence to the greater Chicago area, you will receive a taxable housing allowance equal to $50,000 per annum (prorated for the 1997 calendar year), payable in equal installments at the same time base salary payments are made hereunder. In addition, you will be entitled to a one-time, taxable settling-in allowance in an amount equal to $25,000.


                   (g) In connection with your appointment hereunder, the Company hereby grants to you an option to purchase a total of 75,000 shares of the Company's common stock at an exercise price of $9 1/16 per share, pursuant to the Company's 1995 Stock Option Plan and Stock Option Agreement, copies of which are attached hereto as Attachment B.

                   (h) In addition to participating in a Company 401 (K) plan, you shall be entitled to participate in a Supplemental Executive Retirement Plan ("SERP") for selected Company employees. For each completed year of the Term during which you are an employee of the Company (except as set forth in Paragraph 3 (a) (iv) below), the Company will credit your account under the SERP in an amount equal to 11% of your base salary (the "SERP Payment"). The Company will credit your account with such SERP Payment on a pro rata basis for the 1997 calendar year and for any partial year of the Term during which you are an employee of the Company, except in the event that your appointment hereunder is terminated by your written resignation from the Company pursuant to Paragraph 3
(b) (iii) (except a resignation following non-renewal as provided in Paragraph 3
(a) below), or by the Company for cause pursuant to Paragraph 3 (b) (iv).


         3. (a) At the option of the Company, your appointment hereunder may be renewed by the Company on the same terms set forth in this letter, subject to a review of your base salary and renewal period, by giving you written notice of renewal not later than December 31, 1998. At the time of such notice, your base salary and renewal period shall be reviewed by the Company, and if the base salary and renewal period proposed for the renewal of your appointment shall be acceptable to you, your appointment hereunder shall be renewed and an appropriate supplement to this letter shall be prepared and signed by you and the Company to reflect such renewal. In the event that the Company shall not give you such a notice of renewal on or before December 31, 1998 or if the new proposed base salary (or the proposed renewal period) is not acceptable to you, your appointment hereunder shall not be renewed and you shall be entitled to terminate your appointment hereunder at any time during the remainder of the last year of the initial Term upon thirty (30) days prior written notice to the Company. In the event that you shall so terminate your appointment hereunder at any time, you shall be entitled to receive the following as severance, which shall be in lieu of any and all other severance plans and arrangements with the Company; (i) continuation during the remainder of the eighteen (18) month period following December 31, 1998 of your base salary, medical, hospitalization and life insurance benefits (provided, however, your medical, hospitalization and life insurance benefits shall be discontinued at such time as a new employer shall provide you with substantially comparable benefits); (ii) payment of the balance of your perk allowance during the remainder of the eighteen (18) month period following December 31, 1998, payable in equal installments at the same time base salary payments are made hereunder; (iii) payment of a bonus for the last year of the initial Term equal to 1.5 times the average of your bonuses, if any, earned for the last two years of service to the Company, such bonus to be paid at the time your annual bonus hereunder would have been paid had you not terminated your appointment hereunder; and (iv) payment of the balance of your retirement plan contributions (i.e., 401 (K) and SERP) for the remainder of the eighteen (18) month period following December 31, 1998, such payments to be made at the same time, and to the same extent, as they would have been made had you not terminated your appointment hereunder. The foregoing payments shall continue notwithstanding your death or disability subsequent to such termination of appointment. Furthermore, in the event that you shall so terminate your appointment hereunder, you shall have no obligation to report for work with the Company for the remainder of the Term or to seek employment elsewhere.

               (b) In addition, your appointment hereunder shall terminate prior to the end of the Term on the first to occur of: (i) your death; (ii) your physical or mental disability (a "Disability") which Disability, based upon medical or psychiatric advice from a doctor or doctors selected by the Company and reasonably acceptable to you, prevents you from doing all material and substantial duties of your position for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) month period; (iii) your written resignation from the Company on thirty (30) days prior written notice; (iv) your discharge by the Company for cause; or (v) your termination by the Company without cause upon written notice by the Company. For purposes of this Paragraph, the term "cause" shall mean (A) a continuation of a default or breach by you of your material obligations as outlined herein after receipt of a written notice specifying such default or breach and expiration of thirty (30) days without a cure of such default or breach, or (B) your misconduct, dishonesty, insubordination or other act (excluding errors in judgment made in good faith) which materially and adversely affects the Company's relationships with its customers, suppliers or employees, as outlined in a written notice from the Company specifying such misconduct, dishonest, insubordination or other act and not cured within ten (10) days of receipt of such notice (it being understood that no such ten (10) day grace period shall apply where the conduct in question cannot, in the reasonable judgment of the Company, be cured by you). In the event of your Disability, the base salary payable to you hereunder during such period of Disability shall be reduced by the amounts you are eligible to receive as disability benefits pursuant to the Company's long term disability plan then in effect.

               (c) In the event that your appointment hereunder is terminated by your death, a Disability, your written resignation from the Company pursuant to Paragraph 3 (b) (iii) (except a resignation following non-renewal as provided in Paragraph 3 (a) above), or by the Company for cause pursuant to Paragraph 3 (b)
(iv), you shall be entitled to receive your earned and unpaid base salary through the effective date of such termination and business expense reimbursements in accordance with Paragraph 2 (d) hereof through the effective date of such termination, and any other amounts due to you under this letter agreement for the Term year immediately preceding the year in which such termination occurred, which amounts are unpaid by the Company as of the date of termination. In addition, in the event that your appointment hereunder is terminated by your death or a Disability, you shall be entitled to receive any unpaid perk allowance due pursuant to Paragraph 2 (e) hereof through the effective date of termination and a bonus payment for the year during which such termination occurs equal to the average of your bonuses, if any, earned for the last two (2) years of service to the Company prior to such termination, prorated to account for such partial year, such prorated bonus to be paid at the time your annual bonus hereunder for such year would have been paid had the termination of your appointment hereunder not occurred. Any options which have been granted to you shall continue to be governed by the provisions of the Stock Option Plan.

               (d) In the event that the Company shall terminate your appointment hereunder without cause pursuant to Paragraph 3 (b) (v) above, you shall be entitled to receive the following as severance, which shall be in lieu of any and all other severance plans and arrangements with the Company: (i) continuation for a period of eighteen (18) months of your base salary, medical, hospitalization and life insurance benefits (provided, however, your medical, hospitalization and life insurance benefits shall be discontinued at such time as a new employer shall provide you with substantially comparable benefits);
(ii) payment of your perk allowance for a period of eighteen (18) months, payable in equal installments at the same time base salary payments are made hereunder; (iii) payment of a bonus for each year remaining on the initial Term equal to 1.5 times the average of your bonuses, if any, earned for the last two
(2) years of service to the Company prior to such termination, such bonus to be paid at the time your annual bonus would have been paid had your appointment hereunder not been terminated; and (iv) payment of the balance of your retirement plan contributions (i.e., 401 (K) and SERP) for the remaining 18 month period following termination of employment, such payments to be made at the same time, and to the same extent, as they would have been made had your appointment hereunder not been terminated.

               (e) Any amounts payable under Paragraphs 3 (a) or 3 (d) above shall be subject to applicable withholding taxes and authorized deductions and shall be payable in accordance with the payroll policies of the Company in effect from time to time.

               (f) If your employment with the Company is terminated for any reason whatsoever, any and all sums advanced by the Company to you shall be promptly repaid to the Company.

               (g) Except as specifically provided in Paragraphs 3 (a) and 3 (d) above, you shall not be entitled to severance in the event of termination of your appointment hereunder for any reason.

         4. (a) You recognize and acknowledge that the Company's marketing methods, forms, customer lists, price schedules, pricing systems, product lists, catalogues and similar proprietary information, as the same may exist from time to time, to the extent that these marketing methods, forms, customer lists, price schedules, pricing systems product lists, catalogues and similar proprietary information are not publicly available, are valuable and unique assets of the Company. You agree that you will not, at any time during or after the Term, directly or indirectly, use any of the foregoing for your own purposes or disclose any of the foregoing information or any part thereof (except in the performance of your duties under this letter) to any person or entity for any reason or purpose whatsoever. In the event of a breach, or threatened breach, by you for the provisions of this Paragraph 4, the Company shall, in addition to all other available remedies, be entitled to an injunction restraining you from disclosing, in whole or in part, any of the foregoing information or from rendering any services to any person or entity to whom the foregoing information, in whole or in part, has been disclosed and/or threatened to be disclosed.


              (b) You hereby agree that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Product") within the scope of the Business (as defined below) of the Company or any affiliate of the Company which you may conceive or make or have conceived or made during your appointment with the Company shall be and are the sole and exclusive property of the Company, and that you shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent, trademarks or copyrights in the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

         5. (a) You acknowledge that, during the Term, you will gain valuable and proprietary information regarding the Company and its respective operations and customers. Accordingly, in consideration of the covenants and agreements of the Company under this letter you convenant and agree that (i) during the Term, you will not directly, or indirectly through any other person or entity, own, operate, manage, join, control, participate in the ownership, management, operation or control, of, or be paid or employed by or act as consultant, agent or distributor for, any business entity or activity which is engaged in the office products (including, without limitation, office furniture, office equipment, office supplies, printing and advertising specialties) business of the Company (the "Business"), and (ii) for a period of eighteen (18) months after the termination of your employment with the Company for any reason, you will not:

              (A) directly, or indirectly through any other person or entity, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by or act as consultant, agent or distributor for, any business entity or activity which, in the reasonable judgment of the Company, is competitive with the Business;

              (B) directly, or indirectly through any other person or entity, solicit any sales to or other business of any person or entity which, during the Term, was a customer or an active prospect of the Company or its affiliates in connection with the Business; or

              (C) hire, or attempt to hire for employment or as an independent sales representative, in any business enterprise or activity, any person which is, or during the immediately preceding six (6) month period was, an employee or independent sales representative of the Company or any of its affiliates in connection with the Business.

The Company hereby acknowledges that you may have an ownership interest of up to 3% of the outstanding stock of one or more publicly traded companies.

          (b) You acknowledge that the foregoing noncompetition covenant is a fair and reasonable restriction, that such covenant is reasonably required for the protection of the Company and that the consideration therefore is a fair and adequate consideration, and that such covenant shall survive the termination of this letter.

          (c) You acknowledge that any breach or threatened or attempted breach of any provision of this Paragraph 5 would cause irreparable harm to the Company not compensable in money damages and that the Company and each of its affiliates shall be entitled, in addition to all other-applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Paragraph 5 without being required to prove damages or furnish any bond or other security.

          (d) In the event that any provision of this Paragraph 5 is determined to be invalid by any court or other entity of competent jurisdiction, the provisions of this Paragraph 5 shall be deemed to have been amended, and the parties hereto agree to execute all documents necessary to evidence such amendment, so as to eliminate or modify any such invalid provision so as to carry out the intent of this Paragraph 5 as far as possible and to render the terms of this Paragraph 5 enforceable in all respects as so modified.

          6. This letter and the obligations of the parties hereunder shall be construed, governed and enforced in accordance with the laws of the State of Missouri without giving effect to its rules regarding conflicts of law, and the parties hereto expressly waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter in any way arising out of this letter or out of the employment relationship between us.

          7. This letter constitutes all of the understandings and agreements existing between the parties hereto concerning the specific subject matter of this letter and the rights and obligations created under it as of this date and supersedes and replaces any and all other agreements, plans or arrangements regarding the subject matter hereof.

          8. This letter may not be amended, altered, modified, or otherwise changed in any respect except by the written agreement of the parties. Any waiver by any party of any breach of any provision of this letter shall not be a waiver of any subsequent breach thereof or of any breach of any other provision hereof.

          9. The provisions of Paragraphs 3 (a), 3 (b), 3 (c), 3 (f), 4, 5 and 6 shall survive the expiration or termination of your employment with the Company for any reason.

          10. Any notice or other communication required or permitted under this letter shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

              If to the Company:

              Vice President - Human Resources
              2150 East Lake Cook Road
              Riverwalk, Suite 590
              Buffalo Grove, IL   60089

              If to Mr. Richard C. Dubin:

              512 Bonhomme Woods
              St. Louis, MO   63132

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

This letter may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Kindly sign this letter where indicated to reflect your agreement to its terms.


                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



                                    By:   /s/ Frans H.J. Koffrie
                                    --------------------------------------
                                          Frans H.J. Koffrie
                                          Chief Executive Officer and President



ACKNOWLEDGED AND AGREED:






Richard C. Dubin

/s/ Richard C. Dubin
--------------------------------
    Richard C. Dubin


Attachments:  1997 Bonus Criteria and Targets
                  Stock Option Plan and Agreement